Exhibit 99.1
MAXYGEN REPORTS THIRD QUARTER 2006 FINANCIAL RESULTS
Redwood City, Calif., October 30, 2006 —Maxygen, Inc. (Nasdaq: MAXY) today reported financial results for the third quarter ended September 30, 2006 and provided an update on the company’s business. Maxygen reported a loss applicable to common stockholders of $10.7 million, or $0.30 per share, for the third quarter of 2006 compared to a loss applicable to common stockholders of $10.6 million, or $0.30 per share, in the third quarter of 2005. Excluding the impact of SFAS 123(R), the Company reported a non-GAAP loss from continuing operations of approximately $8.9 million, or $0.25 per diluted share, in the third quarter of 2006.
Revenues in the third quarter of 2006 were $4.2 million compared to $735,000 for the same period in 2005. The increase in revenues is primarily attributable to Maxygen’s ongoing collaboration with Roche for Maxygen’s MAXY-VII development program.
Expenses relating to research and development from continuing operations increased in the third quarter of 2006 to $12.0 million from $10.0 million in the same period in 2005, due principally to increased external collaborative research expenses for contract manufacturing and research related to the MAXY-G34 and MAXY- VII development programs.
General and administrative expenses from continuing operations increased in the third quarter of 2006 to $4.5 million from $3.0 million in the same period in 2005, due primarily to the increase in stock compensation expenses resulting from our implementation of SFAS 123(R).
As a result of the change in Maxygen’s accounting for its investment in Codexis to the equity method of accounting, Maxygen does not consolidate the operating results of Codexis in its financial statements after February 28, 2005. Financial results for 2005 contained herein consolidate the operating results of Codexis through February 28, 2005.
At September 30, 2006, cash, cash equivalents and marketable securities totaled $170.2 million.
“The initiation of the Phase I clinical trial of Maxy-G34, Maxygen’s next-generation G-CSF, marked an important milestone for Maxygen,” said Russell Howard, Chief Executive Officer of Maxygen. “We expect to complete the Phase I trial with Maxy-G34 by the end of 2006 and we look forward to Roche commencing the Phase I clinical trial with Maxy-alpha before the end of the year.”
Continued Dr. Howard: “We also expect to receive approximately $17.8 million in cash this year as a result of the acquisition of Avidia, a Maxygen spin-out, by Amgen. We see the acquisition as a validation of a potentially important discovery platform for novel protein therapeutics to which Maxygen has retained exclusive rights to use the Avidia technology for certain targets.”
Corporate Update
Commencement of Phase I Clinical Trial of Maxy-G34
In September 2006, Maxygen announced that it had initiated a Phase I clinical trial of Maxy-G34, Maxygen’s next-generation Granulocyte Colony Stimulating Factor (G-CSF) for the treatment of chemotherapy-induced neutropenia. The Phase I trial is being conducted in the United States to evaluate the safety, tolerability, pharmacokinetic and pharmacodynamic profile of Maxy-G34. The ongoing Phase I clinical trial is a double-blind placebo controlled dose escalation study in healthy male and female volunteers. Maxy-G34 is a PEGylated proprietary G-CSF variant designed to be administered as a single subcutaneous injection once per chemotherapy cycle.
Maxygen has made changes in the G-CSF gene sequence that code for novel PEGylation sites in the resulting protein. In contrast to the currently marketed PEGylated G-CSF, Maxy-G34 has multiple PEG groups attached at specifically selected sites on the molecule. In several in vivo models, Maxy-G34 has demonstrated improved pharmacokinetics and pharmacodynamics compared to the currently marketed PEGylated G-CSF.

Acquisition of Avidia by Amgen
On October 24, 2006, Amgen, Inc. completed the acquisition of Avidia and Avidia became a wholly owned subsidiary of Amgen. In connection with the acquisition, Maxygen expects to receive approximately $17.8 million in cash in exchange for its equity interests in Avidia. Maxygen is also eligible to receive up to an additional $2.8 million, based on contingencies relating to the development of Avidia’s IL-6 product by Amgen.
In July 2003, Maxygen, Dr. Pim Stemmer and a third-party investor formed Avidia as a spinout company from Maxygen. Maxygen transferred certain technology to Avidia and Avidia granted to Maxygen exclusive and non-exclusive licenses to practice Avidia technology to develop and commercialize human therapeutic products directed to certain specific targets, including, but not limited to, CD-40, CD-40 ligand, p40 (subunit of IL-23) and CTLA-4.
About Maxygen
Maxygen, Inc., headquartered in Redwood City, California, is committed to the discovery, development and commercialization of improved next-generation protein pharmaceuticals for the treatment of disease and serious medical conditions. For additional information on Maxygen, including access to Maxygen’s SEC filings, please visit Maxygen’s website at www.maxygen.com. Maxygen and the Maxygen logo are trademarks of Maxygen, Inc.
Forward-Looking Statements
This news release contains forward-looking statements about our research and business prospects, including those relating to: our liquidity and future financial performance; our ability to develop or commercialize human therapeutic products; our plans or the plans of our collaborators to commence or continue clinical trials for any of our product candidates and the timing and status of any such clinical trials; our plans or ability to use the Avidia technology or to research, develop or commercialize any potential products relating to the Avidia technology in connection with our retained rights; our ability to successfully conduct clinical trials of Maxy-G34 and, if successful, to commercialize Maxy-G34; the potential safety, tolerability, pharmacokinetic and pharmacodynamic profile of Maxy-G34; and the safety, tolerability, pharmacokinetic and pharmacodynamic profile of Maxy-G34 compared to other G-CSF products; whether Maxygen’s therapeutic products will exhibit improved properties in humans as compared to currently marketed drugs; and our receipt of any future contingent payments in connection with the acquisition of Avidia by Amgen. Such statements involve risks and uncertainties that may cause results to differ materially from those set forth in these statements. Among other things these risks and uncertainties include, but are not limited to: changing research and business priorities of Maxygen and/or its collaborators; competitors producing superior and/or more cost effective products; our reliance on third-party manufacturers; and the risk that results of preclinical studies may not accurately predict the results in human clinical trials. These and other risk factors are more fully discussed in our Form 10-K for the year ended December 31, 2005, including under the caption “Risk Factors,” and in our other periodic SEC reports, all of which are available from Maxygen at www.maxygen.com. Maxygen disclaims any obligation to update or revise any forward-looking statement contained in this release as a result of new information or future events or developments.
Contact:
Linda Chrisman
Maxygen, Inc.
p. 650-298-5351
f. 650-364-2715

Selected Consolidated Financial Information
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006(1)	2005(1)	2006(1)	2005(2)
	(unaudited)		(unaudited)
Revenues:
Collaborative research and development revenue	$3,201	$106	$15,218	$6,509
Grant revenue	1,040	629	3,293	1,721

Total revenues	4,241	735	18,511	8,230

Expenses:
Research and development	12,020	9,986	35,494	31,090
General and administrative	4,547	2,997	12,930	10,144

Total operating expenses	16,567	12,983	48,424	41,234

Loss from operations	(12,326)	(12,248)	(29,913)	(33,004)

Interest income and other (expense), net	2,267	1,659	6,091	3,808

Equity in net losses of minority interests	(658)	—	(1,000)	—

Loss from operations	(10,717)	(10,589)	(24,822)	(29,196)

Cumulative effect adjustment	—	—	—	16,616

Net loss	$(10,717)	$(10,589)	$(24,822)	$(12,580)

Net loss	$(10,717)	$(10,589)	$(24,822)	$(12,580)

Subsidiary preferred stock accretion	—	—	—	(167)

Loss applicable to common stockholders	$(10,717)	$(10,589)	$(24,822)	$(12,747)

Basic and diluted income (loss) per common share:
Operations	$(0.30)	$(0.30)	$(0.69)	$(0.82)
Cumulative effect adjustment	$—	$—	$—	$0.47
Applicable to common stockholders	$(0.30)	$(0.30)	$(0.69)	$(0.36)

Shares used in computing basic and diluted income (loss) per common share	36,078	35,812	36,025	35,724

(1)	Does not include operations of Codexis

(2)	Includes operations of Codexis through February 28, 2005

Condensed Consolidated Balance Sheets
(in thousands)

	September 30,	December 31,
	2006	2005
	(unaudited)
Cash, cash equivalents and marketable securities	$170,192	$188,323
Other current assets	7,043	9,606
Property and equipment, net	3,427	4,068
Goodwill and other intangibles, net	12,192	12,192
Other assets	349	334

Total assets	$193,203	$214,523

Current liabilities	$9,600	$11,652
Non-current deferred revenue	4,325	5,517
Long-term obligations	—	10
Stockholders’ equity	179,278	197,344

Total liabilities and stockholders’ equity	$193,203	$214,523

Footnotes

(A)	Reconciliation of GAAP and non-GAAP income (loss) applicable to common stockholders and earnings (loss) applicable per common share (in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
	(unaudited)		(unaudited)
Loss applicable to common stockholders	$(10,717)	$(10,589)	$(24,822)	$(12,747)
Subsidiary preferred stock accretion	—	—	—	167
Cumulative effect adjustment	—	—	—	(16,616)
Stock compensation expense	1,804	4	4,950	121

Non-GAAP income (loss) applicable to common stockholders	$(8,913)	$(10,585)	$(19,872)	$(29,075)

Shares used in computing basic and diluted earnings (loss) applicable per common share	36,078	35,812	36,025	35,724

Non-GAAP basic and diluted earnings (loss) applicable per common share	$(0.25)	$(0.30)	$(0.55)	$(0.81)